Exhibit 2.2

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into as of the 1st day of June 2004, by and between OrthoLogic Corp., a Delaware corporation (“Buyer”), and Chrysalis Biotechnology, Inc., a Delaware corporation (“Seller”).

RECITALS

     WHEREAS, Buyer and Seller are parties to the Asset Purchase Agreement and Plan of Reorganization dated as of April 28, 2004 (the “Asset Purchase Agreement”); and

     WHEREAS, Buyer and Seller desire to amend the Asset Purchase Agreement.

AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

     1.1 Definitions. Capitalized terms used in this Amendment without definition shall have the meanings ascribed thereto in the Asset Purchase Agreement.

     1.2 Amendment. Notwithstanding the provisions of Section 2.4(c), the maximum number of shares of Buyer’s common stock issuable pursuant to Section 2.4(c) shall not exceed an amount equal to the excess of (i) 6,905,430 over (ii) the total number of shares of Buyer’s common stock issued pursuant to Section 2.4(b) hereof (such excess, the “Maximum Number of Trigger Shares”). In the event that, but for this Amendment, the number of shares of Buyer’s common stock to be issued pursuant to Section 2.4(c) would exceed the Maximum Number of Trigger Shares (the amount of such excess, the “Number of Excess Shares”), Buyer shall, in lieu thereof, pay cash to Seller in an amount equal to the product of (i) the Number of Excess Shares multiplied by (ii) the average closing sale price of Buyer’s common stock as reported by the Nasdaq National Market for the 10 trading days immediately prior to the date of the Trigger Event giving rise to the payment under Section 2.4(c).

     1.3. Asset Purchase Agreement. Except as expressly modified herein, the Asset Purchase Agreement shall remain in full force and effect.

     1.4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

BUYER:

OrthoLogic Corp., a Delaware corporation

By:	/s/ Thomas R. Trotter

Name: Thomas R. Trotter
Title: President

SELLER:

Chrysalis Biotechnology, Inc.,
a Delaware corporation

By:	/s/ Darrell H. Carney

Name: Darrell H. Carney, Ph.D.
Title: President